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                                                                    EXHIBIT 99.2

                              First Quarter 2001
                              FBR Group Earnings
                            Conference Call Script
                           Thursday, April 26, 2001


[Speaker:  Michael Robinson]

         Good morning. This is Michael Robinson, Vice President of Corporate Communications and Investor Relations at Friedman, Billings, Ramsey Group. Before beginning our call, I would like to remind everyone that statements concerning future performance, developments or events, concerning expectations for growth, filed backlog and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties which might cause actual results or developments to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, the high degree of risk associated with venture capital investment, competition among venture capital firms, competition for business and personnel, available technologies, and general economic, political, and market conditions. Additional information concerning factors that could cause actual results to differ materially is contained in FBR's Annual Report on Form 10K and quarterly reports on Form 10Q.

         I would now like to turn over the call to our Chairman and Co-Chief Executive Officer, Emanuel Friedman.

[New speaker:  Manny Friedman]

         Thank you and good morning. As I'm sure you've seen by now, Friedman, Billings, Ramsey Group this morning reported a net loss of $6.1 million, or $(0.12) diluted per share for the quarter ended March 31, 2001, versus net income of $6.4 million, or $0.12 diluted per share for the same quarter last year.

         Revenues (excluding technology venture capital gains and losses) for the first quarter were $29.6 million compared with $25.0 million for the first quarter of 2000. Reported revenues were $22.5 million compared with $66.2 million for the first quarter of 2000.

         Before I hand the call over to Eric Billings to provide a little more detail on the capital markets part of our business, and what we see in the coming months, I want to take a moment to talk about our asset management results. As you may recall, we record asset management revenues from three sources: base management fees, incentive income (or "carry"), and investment gains or losses on FBR Group's own invested dollars in the investment vehicles that we manage. Base asset management fees are up year-over-year, and sequentially quarter-over-quarter. Incentive income and investment returns were negative for the quarter, due to write-downs in technology venture capital, primarily private companies. During the quarter, public market valuations fell 26 percent (Nasdaq)* and write-downs in private holdings reflect the reality that both access to capital, and exits, are more remote in these circumstances.

         Outside of these technology sector write downs, we saw positive returns in our other long-term investments, notably in the financial and real estate sectors, and in our arbitrage fund. I also want to point out that of $118.8 million in long-term investments, more than 85 percent is in non-technology sectors, primarily financial services, real estate, and our arbitrage fund, and debt instruments.

         With that, I'll turn the call over to my colleague, Eric Billings.

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* ( Source: Nasdaq.com)
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[New speaker:  Eric Billings]

         Thank you, Manny.


In our capital markets business, we were encouraged during the quarter to see two key positive signs.

         First, we saw capital flows returning to sectors such as financial services, real estate, and energy, that historically have accounted for a significant part of our business. In 1998, we were one of the last investment banks to execute transactions in the financial and real estate sectors, including the IPOs of Capital Automotive, Resource Asset, and Anthracite before the capital markets virtually closed to those sectors for the better part of the last three years. Now we're the first back into the market last quarter, leading secondaries for Annaly, Anthracite and Resource Asset.

         Second, we continue to see returns on our focus on institutional brokerage, in particular from our enhanced coverage of larger capitalization names. Our institutional brokerage revenues were up year-over-year and sequentially quarter-over-quarter. While these are encouraging signs, the potential of our platform is clearly not yet reflected in our numbers. As I have said before, the annualized breakeven point for each of the two legs of our capital markets businesses - institutional brokerage and investment banking - is about $50 million each, so around $100 million combined. We are very encouraged looking forward. We are seeing building levels of activity across our sectors, especially in financial services, real estate and energy, and continued expansion in institutional brokerage and asset management.

         As many of you know, FBR has historically been a major lead-manager of equity underwritings for middle-market companies. This has been particularly the case in financial services, real estate and energy, the sectors to which we now see capital flowing once again. For the five years 1996-2000, we were a top 10 lead-manager of IPOs (excluding technology)* in the United States.

         Indeed, our strategic expansion plan details our continuing role as a major underwriter in our four core sectors of financial services, real estate, technology, and energy. A key component of this plan, of course, is the addition of resources specifically targeted at helping us get there.

         Since August 2000, when we initiated our current expansion efforts, we have hired 10 research analysts, 8 professionals in sales and trading, and 9 investment bankers at the vice president level or higher to help us in this regard. I will talk in a minute about the positive results of these additions.

         I want to mention a couple of other things about the results we announced this morning. As I have said before, our base case assumes a 10 percent annual return on our invested equity - the amount we have invested in our own asset management vehicles and other merchant banking investments. Remember, that for the five-year period 1996-2000, the simple average annual gross return for all of our managed vehicles (excluding the mutual funds) was approximately 51 percent.

         Now I'm going to take a moment to tell you about our strategic direction, and what we see for the future. In this regard, one of our most important focuses is the continued building of recurring revenue sources that we can largely count on through good markets and bad, while also building out the investment bank - a source of high-margin revenues.

         Specifically, we have a number of initiatives to increase our brokerage revenues, base asset management fees, and interest spread income, all of which we regard as recurring. We have invested in our research department and sales and trading to bolster institutional brokerage revenue. We have increased our research coverage of large capitalization names to enhance our penetration of the largest institutional accounts in the United States. We are beginning to see the results, with increased institutional brokerage revenues (excluding trading gains and losses) this quarter of $12.6 million, or 9 percent over the quarterly average last year of $11.6 million.
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         Another recurring revenue source - base asset management fees - is up
32 percent over the first quarter a year ago, and that is before the acquisition of Rushmore/MMA. With the acquisition of Rushmore/MMA in the second quarter, we will immediately add another component to our recurring base asset management fees. Similarly, our acquisition of Rushmore Bank - now FBR National Bank & Trust - at the beginning of the second quarter, positions us to add to the third recurring revenue source - spread income - by generating income from our new banking business.

         We intend to be at a point where recurring revenues that are comparatively predictable generate an acceptable return on our total equity, while our larger investment banking transactions and asset management incentive income provides the potential for significantly higher returns, albeit on a less predictable basis. This quarter is illustrative of the fact that we are making progress, with institutional brokerage revenues, base asset management fees and interest and dividends together providing $17.6 million of revenues, or $70.4 million annualized compared to $15.8 million or 63.2 million annualized a year ago.

         With the growth that we anticipate in these revenue lines from the investments we have made during the last two quarters, and from further investment during the current quarter, we can begin to see annualized revenues from these three lines in excess of in excess of $100 million run rate later this year.

         Investment banking and incentive fees together have run at a $68 to $216 million annualized rate during the five years 1996 to 2000. In 1997, we achieved the high case of $216 million with significantly less personnel, diversification of products, and breadth of industry coverage than we have now.

         Lastly, I want to make it clear that the investments we have made, and continue to make, in building our business are being executed prudently, along the lines of the plans I just described. Specifically, with regard to hiring, while I have mentioned several new hires, remember that during the first three quarters of 2000, we first reduced headcount, and we have continued to open up slots at the same time as we are hiring. At March 31, 2000, we had 390 full-time employees; at March 31, 2001 we had 400, a net increase of 10. And, while we have opened several new offices, we have not incurred significant additional facilities expense in doing so at this stage.

         With that, I would like to open the call for questions. Joining Manny and me are our Chief Operating Officer Bob Smith and our Chief Financial Officer, Kurt Harrington.

[At end of Q&A]

         If there are no further questions, that concludes our conference call for today.

         Thank you for joining us.  Have a good day.

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* For IPO's between $100 million - $1 billion.  (Source: CommScan EquiDesk)